2CE Putnam International Value Fund semi annual report
12/31/15

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		 1,578
Class B	             2
Class C		    20
Class M		    12

72DD2 (000s omitted)

Class R		     1
Class R5	     -
Class R6            48
Class Y		    82

73A1

Class A	         0.110
Class B		 0.006
Class C	         0.026
Class M	         0.051

73A2

Class R		 0.013
Class R5         0.142
Class R6         0.153
Class Y		 0.142

74U1 (000s omitted)

Class A		14,462
Class B		   348
Class C		   783
Class M		   235

74U2 (000s omitted)

Class R		    95
Class R5	     1
Class R6           317
Class Y            558

74V1

Class A		 10.08
Class B		 10.08
Class C		 10.04
Class M		 10.13

74V2

Class R		 10.00
Class R5         10.12
Class R6         10.11
Class Y		 10.08


Item 61 Additional Information about Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B Additional Information about Errors and Omissions
Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.